[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

June 3, 2009

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

Ladies & Gentlemen:

We are acting as special counsel to Terex Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-144796), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of (i) $300,000,000 aggregate principal amount of 10 7/8% Senior Notes due June 1, 2016 (the “10 7/8% Notes”), and (ii) $172,500,000 aggregate principal amount of 4.00% Convertible Senior Subordinated Notes due June 1, 2015 (the “Convertible Notes”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The 10 7/8% Notes are issuable under a senior debt indenture, dated July 20, 2007 (the “Base Indenture”) attached as Exhibit 4.1 to the Registration Statement, as supplemented by a supplemental indenture dated June 3, 2009, by and between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”) (together with the Base Indenture, the “10 7/8% Notes Indenture”). The Convertible Notes are issuable under the Base Indenture, as supplemented by a supplemental indenture date June 3, 2009, by and between the Company and the Trustee (together with the Base Indenture, the “Convertible Notes Indenture” and, together with the 10 7/8% Notes Indenture, the “Indentures”).

For purposes of this opinion, (i) the “10 7/8% Notes Agreement” means the Underwriting Agreement related to the 10 7/8% Notes, dated May 29, 2009, between the Company and the several underwriters party thereto (collectively, the “Underwriters”), (ii) the “Convertible Notes Agreement” means the Underwriting Agreement related to the Convertible Notes, dated May 29, 2009, between the Company and the Underwriters, (iii) the “Prospectus” means the base prospectus, dated November 6, 2007, contained in the Registration Statement, and (iv) the “Prospectus Supplements” means collectively (a) the final prospectus supplement, dated May 29, 2009, to the Prospectus related to the 10 7/8%

Terex Corporation	June 3, 2009

Notes, and (b) the prospectus supplement, dated May 29, 2009, to the Prospectus related to the Convertible Notes.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Common Stock Agreement;
(b)	the 10 7/8% Notes Agreement;
(c)	the Convertible Notes Agreement;
(d)	the 10 7/8% Notes Indenture;
(e)	the Convertible Notes Indenture;
(f)	a specimen form of the 10 7/8% Notes; and
(g)	a specimen form of the Convertible Notes.

The documents referred to in items (a) through (g) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials and officers or other appropriate representatives of the Company and others and assume compliance on the part of all parties to the Documents with the covenants and agreements contained therein.

We have assumed, for purposes of the opinions expressed herein, that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Documents other than the Company have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the

Terex Corporation	June 3, 2009

Company), enforceable against such parties in accordance with its terms; (v) the 10 7/8% Notes and the Convertible Notes have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the 10 7/8% Notes Agreement and the Convertible Notes Agreement, as applicable; (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; and (vii) the 10 7/8% Notes and the Convertible Notes conform to the specimen thereof examined by us.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The 10 7/8% Notes, when paid for by the Underwriters in accordance with the terms of the 10 7/8% Notes Agreement, will constitute valid and binding obligations of the Company.
2.	The Convertible Notes, when paid for by the Underwriters in accordance with the terms of the Convertible Notes Agreement, will constitute valid and binding obligations of the Company.
3.

The shares of the Company’s common stock, par value $0.01 per share, initially issuable upon conversion of the Convertible Notes, when issued and delivered by the Company in accordance with the provisions of the Convertible Notes and the Convertible Notes Indenture, will be validly issued, fully paid and non-assessable.

We express no opinion as to:

(i)        the legality, validity, binding effect or enforceability of any provision of the 10 7/8% Notes, Convertible Notes or the Indentures relating to indemnification, contribution or exculpation;

(ii)       the legality, validity, binding effect or enforceability of any provision of the 10 7/8% Notes, Convertible Notes or the Indentures containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii)      the legality, validity, binding effect or enforceability of any provision of the Documents related to (I) forum selection or submission to jurisdiction (including,

Terex Corporation	June 3, 2009

without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iv)      the legality, validity, binding effect or enforceability of any provision of the 10 7/8% Notes, Convertible Notes or the Indentures specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v)       any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)      any provision of the Documents which may be construed to be in the nature of a penalty.

We express no opinion as to the validity or binding effect of any provision of any agreement purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

The opinions set forth above are subject to the following qualifications:

(i)        applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii)       general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

(iii)      the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

Terex Corporation	June 3, 2009

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the applicable provisions of the DGCL and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus and “Legal Matters” in each of the Prospectus Supplements. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

                                                                                                                                                FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP